UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2018

SPRING BANK PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-37718	52-2386345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Parkwood Drive, Suite 210

Hopkinton, MA 01748

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (508) 473-5993

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2018, the Board of Directors (the “Board”) of Spring Bank Pharmaceuticals, Inc., a Delaware corporation, (the “Company”) elected Scott Smith to the Board as a class III director with a term expiring at the 2021 annual meeting of stockholders. Mr. Smith was also appointed to serve on the Audit Committee of the Board. Concurrent with Mr. Smith’s election to the Board, Jonathan Bates resigned as a director of the Corporation.  Mr. Bates resigned from the Board to pursue other business opportunities and not as a result of any dispute or disagreement with the Company. Mr. Bates has served on the Board since 2008.

In accordance with the Company’s current non-employee director compensation policy, Mr. Smith will receive a $35,000 annual cash retainer for service on the Board and a $7,500 annual cash retainer for service on the Audit Committee. The Company’s non-employee director compensation policy includes a stock-for-fees policy, under which Mr. Smith may elect to receive common stock of the Company (the “Common Stock”) in lieu of cash fees.

In addition, in accordance with the Company’s current non-employee director compensation policy, Mr. Smith received an option to purchase 11,000 shares of Common Stock upon his election to the Board, at an exercise price of $11.34, the closing share price of the Common Stock on the Nasdaq Capital Market on August 15, 2018. This option becomes exercisable on a monthly basis over the course of three years, subject to Mr. Smith’s continued service as a director of the Company and, in the event of a change in control of the Company, the vesting schedule of the option will accelerate in full. Mr. Smith is also entitled to receive an option to purchase 5,500 shares of Common Stock on the date of each annual meeting of stockholders with an exercise price equal to the closing share price of the Common Stock on the Nasdaq Stock Market on the date of grant. Such option shall vest in 12 equal monthly installments while Mr. Smith is serving as a director and, in the event of a change in control of the Company, the vesting schedule of the option will accelerate in full.

Also, in connection with his election to the Board, Mr. Smith entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially the same as form of indemnification agreement that the Company has entered into with its other directors, a copy of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-208875) filed with the SEC on January 5, 2016. The Indemnification Agreement provides that the Company will indemnify the relevant director for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

There are no arrangements or understandings between Mr. Smith and any other person pursuant to which Mr. Smith was elected as a director.

A copy of the press release announcing Mr. Smith’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated August 16, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRING BANK PHARMACEUTICALS, INC.

Date: August 16, 2018	By:	/s/ Martin Driscoll
Martin Driscoll
President and Chief Executive Officer